Talking Points

For Customers

Alcan Agrees to Combine with Rio Tinto

  Today we announced that Alcan has agreed to combine with Rio Tinto.
  Rio Tinto is a leading international mining group headquartered in the UK with operations around the world.
  This is a unique and exciting opportunity to join forces with a highly complementary and immensely strong global player to create a new global leader in the aluminum industry with unrivalled development opportunities.
  Our Board of Directors decided to align with Rio Tinto after engaging in an extensive review of strategic options to deliver value to our stakeholders - and to protect Alcan's values and commitments.
  We will be part of a thriving global organization with a strong portfolio of growth projects, world-leading assets and technology, and an attractive cost position bolstered by complementary mining, refining and smelting capabilities.
  Customers will benefit from the combined company's sustainable cost advantage and capacity to address needs on a global basis.
  Rio Tinto's existing aluminum-related operations, currently concentrated in Australia and New Zealand, will be combined with ours to create Rio Tinto Alcan.
    Additionally, the headquarters of the enlarged aluminum smelting technology R&D group will be in Quebec and France where Rio Tinto's existing smelter technology unit will be combined with ours.
    Engineered Products will be based in Paris, France and Bauxite and Alumina will be based in Brisbane, Australia.

  In addition to joining the Rio Tinto Board of Directors, Dick Evans will become CEO of Rio Tinto Alcan, a business group within Rio Tinto to be headquartered at an expanded Alcan in Montreal.

  During this time, it is business as usual at Alcan.

  As always, we will continue to provide you with high quality products and services.

  Existing customer agreements/contracts will [insert information] under the combined company.

  Please feel free to get in touch with your Alcan contact should you have any questions.

  The press release announcing the transaction can be found on our website www.alcan.com.